Exhibit 10.21

March 31, 2009

Corn Products International, Inc.

5 Westbrook Corporate Center

Westchester, IL 60154

PERSONAL AND CONFIDENTIAL

Ilene S. Gordon

1200 Sunset Road

Winnetka, Illinois

Dear Ms. Gordon:

On behalf of Corn Products International, Inc. (the “Company”), I am pleased to inform you that the Company’s Board of Directors has authorized me to offer you the position of Chairman, President and Chief Executive Officer of the Company, on the terms provided below.  We are excited about your joining the Company and look forward to working with you to continue the Company’s record of success.

1.  Title, Reporting Responsibility.  As Chairman, President and Chief Executive Officer of the Company, you will serve as Chairman of the Board, will report only to the Board and will be responsible for the supervision and control of all the business and affairs of the Company, subject to direction from the Board.

2.  Term of Employment.  Your employment will commence on or about May 4, 2009.  As with all of the Company’s senior executives, your employment is not for any specific duration and may be terminated at will by either you or the Company.

3.  Annual Cash Compensation.  Base salary of $850,000, reviewed annually for any increase beginning January 2010 consistent with the Company’s practice for other senior executives.  You will also have the opportunity to earn an annual incentive with a target of 115% of base salary and a maximum of 230% of base salary.  Your annual incentive for 2009 will be prorated based on your commencement date and will be based on the achievement of performance goals previously established by the Company’s Compensation Committee.

4.  Long-Term Incentives.  For 2009 you will be granted on your first day of employment performance shares with a target value of $1,000,000 and stock options with a value of $1,000,000 under the Company’s Stock Incentive Plan.  Award size in future years will be based on performance and market data.  It is currently anticipated that 50% of the total value of future long-term incentive awards will be delivered as performance shares and 50% will be delivered as stock options.

Phone (708) 551-2600

The number of target performance shares for 2009 will be based on 85% of the value of the Company’s stock on the date of grant, consistent with the Company’s existing practice.  Performance shares will be paid in shares of the Company’s stock based on the achievement of performance goals previously established by the Company’s Compensation Committee (50% of the award based on return on capital and 50% based on relative total shareholder return) over a three-year performance period (January 1, 2009 — December 31, 2011 for 2009 performance shares), with a maximum payout of 200% of target.

The number of stock option shares for 2009 will be based on a Black-Scholes value of 35.7% of the value of the Company’s stock on the date of grant, consistent with the Company’s existing practice.  Such stock options will vest 33-1/3% on each of the first three anniversaries of the date of grant.

In the event of your death or disability while employed by the Company or upon your involuntary termination by the Company without cause, you will vest in the pro rata portion (based on the number of days employed during the performance period) of your 2009 performance share award that is earned based on the attainment of the performance goals thereunder as determined upon completion of the performance period.

For all performance awards granted during your employment that provide for other than ratable annual vesting, you will be vested in a pro rata portion of each such award (based on the number of days employed during the vesting period) on the date of your retirement at any time on or after attaining age 62 and five years of service with the Company, which such vested portion will be subject to attainment of any performance goals that may be provided under any such awards.

5.  Benefits and Perquisites.  You will be eligible to participate in all employee benefits provided to senior executives of the Company, including the following:

• Qualified defined contribution plan

• Able to contribute up to 25% of eligible compensation on either a before-tax or after-tax basis

• Company matches dollar for dollar on first 6% of employee contributions

• Company contributions vest 100% after 3 years

• Qualified cash balance plan	• Company-provided pay: 3%–10% of eligible compensation, based on years of service • Interest credit equal to short-term U.S. Treasuries • Vests 100% after 3 years
• Nonqualified defined contribution plan	• Restores benefits (both employee deferral and employer match) otherwise limited by Internal Revenue Code
• Nonqualified cash balance plan	• Restores benefits otherwise limited by Internal Revenue Code
• Nonqualified deferred compensation	• Allows deferral of up to 20% of salary,100% of annual bonus, and 100% of performance share awards

• Financial counseling and tax preparation	• $5,000 annually
• Company car	• Lease of automobile (CEO level)
• Other	• Annual physical exam • Professional fees incurred to negotiate and prepare this agreement
• Vacation	• In your case, 5 weeks per year

6.  Sign-On Compensation.  You will be granted on your first day of employment restricted stock units for shares of the Company’s stock under the Stock Incentive Plan with a date of grant face value of $3,199,000.  The restricted stock units for shares of the Company’s stock with a date of grant face value of $2,649,000 will vest 50% on each of the first two anniversaries of the date of grant and the restricted stock units for shares of the Company’s stock with a date of grant face value of the remaining $550,000 value will vest 1/7th on each of the first seven anniversaries of the date of grant.  The restricted stock units will vest in full in the event of your death or disability while employed by the Company, upon your involuntary termination by the Company without cause or upon the occurrence of a change of control (as defined in the Company’s standard change of control severance agreement).  You will be entitled to dividend equivalents on the restricted stock units.  The restricted stock units will be distributed to you in shares of the Company’s stock, together with all accrued dividend equivalents thereon (which will be converted into additional restricted stock units based on the value of the Company’s stock on the dividend payment date), within 10 days after vesting, less withholding of such number of shares as have a fair market value equal to the amount of required tax withholding on such distribution; provided, on the date you commence employment, you may elect to defer distribution of your vested restricted stock units (but not future dividend equivalent payments with respect to deferred vested restricted stock units) until the first to occur of a fixed date that you elect, the date you separate from service with the Company (and all affiliates) or the date of the occurrence of a change of control of the Company (all in accordance with Section 409A of the Internal Revenue Code), and any such deferral will entitle you to receive future dividend equivalent payments, as separate payments, on such deferred restricted stock units within 10 days after the date such dividends are paid to the Company’s stockholders.  Your vested restricted stock units will be counted towards satisfaction of the Company’s stock ownership requirement.

7.  Severance.  In the event of your involuntary termination by the Company without cause you will be paid severance within 10 days following your termination in the amount of the sum of your annual base salary as in effect on your date of termination plus your target annual incentive for the year in which your termination occurs.  You will also be paid a pro rata portion of your annual incentive for the year in which your termination occurs based on actual performance, which will be paid when the annual incentive for such year is paid to other Company officers.

On the date you commence employment, the Company and you will enter into its standard change of control severance agreement (in the form previously provided to you)

and generally providing (among other things) that (i) if, within the two-year period following a change of control of the Company your employment is terminated by you for good reason or is involuntarily terminated by the Company without cause, you will be paid severance in the amount of three times the sum of your annual base salary as in effect on your date of termination plus your target annual incentive for the year in which your termination occurs; and (ii) upon the change of control of the Company, your stock options and restricted stock units will become fully vested and all performance shares will be paid at target (without prorating).

For all purposes under this letter agreement, “cause” for your involuntary termination will have the meaning for such term as defined under the change of control severance agreement.

8.  Confidentiality and Nonsolicitation.  You will be required to enter into a confidentiality and nonsolicitation agreement in the form required by the Company for its senior executives, generally on such terms as are provided under the Company’s standard change in control severance agreement.

9.  Noncompetition.  For a period of one-year following your termination of employment with the Company, you agree that you will not be employed by or otherwise perform services for any of the following competitors of Corn Products International: ADM, Cargill, Bunge, Tate & Lyle, Roquette or National Starch, and their affiliates and successors.

10.  Miscellaneous.

The Company will at all times indemnify you for your acts and omissions during your employment and service as a member of the Board of Directors and will insure you (including post-employment and post-Board service tail coverage) under a contract of directors and officers liability insurance, in each case to the same extent as the Company indemnifies or insures other members of the Board.

Amounts payable to you under this letter agreement will be construed, interpreted and governed in accordance with the laws of the State of Illinois without reference to rules relating to conflicts of law.

This agreement may be amended only in a writing signed by the Company and you.

This letter agreement is intended to comply with Section 409A of the Internal Revenue Code and the regulations thereunder and all of its provisions will be construed accordingly.  If any provision of this letter agreement (or of any award of compensation or benefits) would cause you to incur any additional tax or interest under Section 409A, the Company will, upon your specific request, use its reasonable business efforts in good faith to reform such provision to comply with Section 409A.  Anything herein to the contrary notwithstanding, if you are deemed on the date of your “separation from service” to be a “specified employee” within the meaning of those terms under Section

409A(a)(2)(B), then any deferred compensation under Section 409A payable at the time of and on account of your separation from service will be deferred and paid in a lump sum 6 months after such separation from service (or your earlier death) to the extent required under Section 409A.

This letter agreement may be signed in counterparts each of which shall be an original and together shall constitute one and the same instrument.

This offer will remain valid until April 6, 2009.  Your acceptance, as evidenced by your signature below, will constitute a letter of agreement between the Company and you.

We are pleased and excited by your willingness to provide leadership to the Company, and look forward to working with you to accomplish the Company’s goals.

Sincerely,

/s/ William S. Norman
William S. Norman
Chairman of the Corporate Governance and Nominating Committee
And Lead Director

I accept the position of Chairman, President and Chief Executive Officer of Corn Products International, Inc. as specified in this letter of agreement.

/s/ Ilene S. Gordon
Ilene S. Gordon

April 2, 2009

Date